Exhibit 99.1
Leidos appoints AT&T COO Jeff McElfresh to board of directors
RESTON, Va. (Oct. 1, 2026) – Leidos (NYSE: LDOS) is welcoming Jeff McElfresh, AT&T’s chief operating officer, to its board of directors effective Oct. 1. His joining the Leidos board represents the addition of another excellent leader with success developing and deploying advanced technologies at scale in commercial and public sector markets.

McElfresh’s AT&T (NYSE: T) career spans more than 30 years. Currently he oversees AT&T’s $250 billion nationwide advanced connectivity infrastructure transformation, an expertise that aligns well with Leidos’ core digital work and expanding energy infrastructure business. Also very relevant to Leidos, in prior roles he oversaw AT&T’s cybersecurity, data management, and labs. Before joining AT&T, McElfresh began his career as a defense tech engineer on aerospace and maritime projects.
“We’re excited to bring Jeff’s expertise and skills to Leidos,” said Board Chair Bob Shapard. “The depth and breadth of his experience and leadership will strengthen the board’s independent oversight as Leidos executes on its strategic vision."

CEO Tom Bell said, “I’m very much looking forward to working with Jeff on our board of directors as we advance our NorthStar 2030 growth strategy. His insights will be invaluable as we develop the critical technologies underpinning our service to national security and other customers.”

Leidos’ board will increase to 11 members with McElfresh’s appointment. He’ll serve on the board’s Corporate Governance and Ethics and Technology and Information Security committees.

About Leidos
Leidos is an industry and technology leader serving government and commercial customers with smarter, more efficient digital and mission innovations. Headquartered in Reston, Virginia, with 50,000 global employees, Leidos reported annual revenues of approximately $17.2 billion for the fiscal year ended January 2, 2026. For more information, visit www.leidos.com.
Media Contact
Todd Blecher
Todd.Blecher@leidos.com
(571) 926-3822